EXHIBIT 3.1

                CERTIFICATE OF INCORPORATION

                             OF

               WEST PENN FUNDING CORPORATION


          FIRST:  The name of the Corporation is West Penn
Funding Corporation.

          SECOND: The Corporation=s registered office in the State of Delaware is located at Suite 200, 103 Foulk Road, Wilmington, County of New Castle, Delaware 19803. The registered agent at that address is Entity Services Group, LLC.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity in which a corporation organized under the Delaware General Corporation Law may engage.

          FOURTH: The Corporation shall have the authority to issue One Thousand (1,000) shares of common stock, having a par value of One Cent ($0.01) per share.

          FIFTH: To the fullest extent permitted by Delaware General Corporation Law, as currently in effect or as hereafter enacted, each director of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.

          SIXTH:  The business and affairs of the
Corporation shall be managed by and under the direction of the Board of Directors, the number of members of which shall be as set forth in, or in the manner provided by, the bylaws of the Corporation. Unless required by the bylaws of the Corporation, the directors need not be elected by ballot.

          SEVENTH: Each meeting of the stockholders and directors of the Corporation shall be held within the State of Nevada.

          EIGHTH: The books of the Corporation physically shall be maintained in the State of Nevada.

          NINTH: In furtherance, and not in limitation, of the objects, purposes and powers set forth in this certificate of incorporation and in the Delaware General
Corporation Law, the Board of Directors may amend and repeal the bylaws of the Corporation.

          TENTH: The Corporation reserves the right to amend and repeal any provision of this certificate of incorporation in the manner now or thereafter provided under the Delaware General Corporation Law.

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          ELEVENTH:  The name and mailing address of the
incorporator is Carol Russ, Esquire, 800 Cabin Hill Drive,
Greensburg, Pennsylvania, 15601.

          TWELFTH: The powers of the incorporator shall terminate upon the appointment of directors of the Corporation.

          The undersigned, the sole incorporator of the Corporation, for the purpose of forming a corporation under the laws of the State of Delaware hereby files this certificate of incorporation, and accordingly sets her hand and seal hereunto this 20th day of October, 1999.


                               /S/ CAROL RUSS
                                   Carol Russ, Esquire
                                   Sole Incorporator